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Exhibit 10.1.1

PACIFIC CAPITAL BANCORP

MANAGEMENT RETENTION PLAN

as amended effective
February 27, 2003

PACIFIC CAPITAL BANCORP
MANAGEMENT RETENTION PLAN
(As amended effective February 27, 2003)

Establishment of Plan.

Establishment of Plan. As of the Effective Date, Pacific Capital Bancorp, a California corporation ("Bancorp"), hereby establishes a management retention plan to be known as the "Management Retention Plan" (the "Plan"), as set forth in this document. As of the Amendment Date, Bancorp amends and restates this Plan to read as set forth in this document.

Purpose of Plan. It is expected that in the future Bancorp or one or more of its subsidiaries may have to consider the possibility of their acquisition by another company or the impact of the occurrence of another change of control event. Bancorp recognizes that such consideration can be a distraction to key employees of Bancorp and its subsidiaries and can cause such employees to consider alternative employment opportunities. Bancorp has determined that it is in the best interests of Bancorp and its shareholders to assure that it will have the continued dedication and objectivity of the employees of Bancorp and its subsidiaries, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) and to provide such employees with an incentive to continue their employment and to motivate such employees to maximize the value of Bancorp and its subsidiaries upon a Change of Control for the benefit of Bancorp's shareholders. The purpose of this Plan is to secure the continued dedication and objectivity of such employees by providing such incentive and motivation through the provision of certain severance benefits upon a termination of employment following a Change of Control.

Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available only to those eligible Employees who, on or after the Effective Date, receive, execute and return to Bancorp a Notice of Participation.

Definitions. Whenever used in this Plan or any Notice of Participation, the following terms shall have the meanings set forth below.

"Amendment Date" means February 27, 2003, the date on which the amendment of this Plan was approved by the Governance & Compensation Committee of the Board of Directors of Bancorp.

"Average Annual Compensation" for any Participant means an amount equal to the average of the Participant's annual cash salary and cash bonuses and commissions payable for each of the three (3) full Fiscal Years ended immediately prior to the date of the Termination of Employment as a result of which the Participant is entitled to receive a Severance Payment under this Plan; provided that, if the Termination of Employment occurs during the fourth quarter of any Fiscal Year, the Participant's Average Annual Compensation shall be an amount equal to the greater of:

the average of the Participant's annual cash salary and cash bonuses and commissions payable for each of the three (3) full Fiscal Years ended immediately prior to the Termination of Employment; and

the average, determined on the basis of the number of Fiscal Years considered, of the sum of (i) the Participant's annual cash salary and cash bonuses and commissions payable for each of the two (2) full Fiscal Years ended immediately prior to the Termination of Employment, and (ii) the sum of (x) the annualized cash salary that would be payable to the Participant for the Fiscal Year in which the Termination of Employment occurs determined on the basis of the monthly salary payable to the Participant for such Fiscal Year and (y) the amount of the cash bonuses and commissions paid to the Participant with respect to the immediately preceding Fiscal Year.

If, at the time of the Termination of Employment, the Participant has been employed with Bancorp or the Bank for a period of less than three (3) full Fiscal Years, the number of full Fiscal Years that the Participant has been an employee of Bancorp or the Bank shall be substituted for the foregoing references to "three (3) full Fiscal Years of such Company." Section 0 of this Plan sets forth certain provisions for determining a Participant's Average Annual Compensation.

"Bancorp" means Pacific Capital Bancorp, a California corporation.

"Bank" means Pacific Capital Bank, National Association and its Subsidiaries. When used in reference to an Employee or Participant or action or structure of the employer of the Employee or Participant, the term, "Bank" means whichever of Pacific Capital Bank, National Association or its Subsidiaries employs the Employee or Participant.

"Board of Directors" means the Board of Directors of Bancorp or the Bank, as appropriate, as constituted as of the time of the action in question.

Cause.

"Cause" means (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an Employee and intended to result in substantial personal enrichment of the Participant, (ii) the Participant's conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to Bancorp or the Bank, or (iv) continued substantial violations by the Participant of the Participant's employment duties which are demonstrably willful and deliberate on the Participant's part after there has been delivered to the Participant a written demand for performance which specifically sets forth the factual basis for Bancorp's or the Bank's belief that the Participant has not substantially performed his or her duties; provided that cause shall not be deemed to exist under clause (iii) or (iv) of this Section unless and until (x) there shall have been delivered to the Participant a written notice stating that the Participant was guilty of the conduct described in such clause and specifying the particulars thereof in detail and (y) the Participant shall have been provided an opportunity to be heard by the Board of Directors (with the assistance of the Participant's counsel if the Participant so desires).

Notwithstanding anything in this Plan to the contrary, no act or omission on the Participant's part shall be considered "willful" or "deliberate" unless the Participant has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of Bancorp or the Bank.

Change of Control.

"Change of Control" means the occurrence of any of the following events:

An acquisition of any voting securities of Bancorp or the Bank by any person (as that term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act), immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Bancorp or the Bank's then outstanding voting securities; provided that in determining whether a Change of Control has occurred, voting securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change of Control;

A cumulative change in the composition of the Board of Directors of Bancorp or the Bank occurring during any two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; provided that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of either an actual or threatened Election Contest (as described in Rule 14a-11 promulgated under the Exchange Act) (an "Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of

Directors of Bancorp or the Bank (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

Approval by the shareholders of Bancorp or the Bank of:

A merger, consolidation or reorganization involving Bancorp or the Bank, unless such merger, consolidation or reorganization is or would be a Non-Control Transaction;

A complete liquidation or dissolution of Bancorp or the Bank, unless, as evidenced by resolution of the Board of Directors of Bancorp or the Bank, (x) such liquidation or dissolution is effected primarily for the purpose of consolidating the business and assets of Bancorp or the Bank with those of one or more Subsidiaries of Bancorp or the Bank and (y) the principal business of Bancorp or the Bank is continued by such subsidiary immediately after such liquidation or dissolution; or

An agreement for the sale or other disposition of all or substantially all of the assets of Bancorp or the Bank to any person other than one or more Subsidiaries of Bancorp or the Bank.

If any of the events described in Section 0 above occur with respect to Bancorp or the Bank, a Change of Control shall be deemed to have occurred.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person (the "Subject Person") acquired beneficial ownership of more than the permitted amount of the then outstanding voting securities of Bancorp or the Bank as a result of the acquisition of its voting securities by Bancorp or the Bank which, by reducing the number of its voting securities then outstanding, increases the proportional number of voting securities beneficially owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by Bancorp or the Bank, and, after such acquisition by Bancorp or the Bank, the Subject Person becomes the beneficial owner of any additional voting securities of Bancorp or the Bank which increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person, then a Change of Control shall occur.

Change of Control Date.

"Change of Control Date" means the earliest of:

the date on which the Change of Control occurs;

the date on which Bancorp or the Bank executes an agreement, the consummation of which would result in the occurrence of a Change of Control;

the date on which the Board of Directors of Bancorp or the Bank approves a transaction or series of transactions, the consummation of which would result in a Change of Control; or

the date Bancorp fails to satisfy its obligations to have this Plan assumed by any successor to Bancorp or the Bank involved in the Change of Control in accordance with Section 0 hereof.

If the Change of Control Date occurs as a result of an agreement described in clause (B) of Section 0. above or as a result of the approval of the Board of Directors described in clause (C) of Section 0. above and the Change of Control to which such agreement or approval relates (the "Contemplated Change of Control") subsequently is abandoned or does not occur (regardless of the reason for such abandonment or failure of occurrence), then effective as of the date (the "Reset Date") of adoption of a resolution of the Board of Directors approved by three-fourths (3/4ths) of the Incumbent Directors then in office certifying that the Contemplated Change of Control is not reasonably likely to occur, neither the Change of Control nor the Change of Control Date shall be deemed to have occurred for any purposes under this Plan; provided that this sentence shall not apply (i) to any Participant whose Termination of Employment with whichever of Bancorp or the Bank is effected by such Change of Control has occurred on and after the Change of Control Date and on or prior to the Reset Date or

(ii) if the Contemplated Change of Control subsequently occurs within three (3) months of the Reset Date. Following the Reset Date, the provisions of this Plan shall remain in effect until this Plan is terminated in accordance with the provisions of Section 0 hereof, and a new Severance Window Period shall commence upon the occurrence of a subsequent Change of Control Date.

Notwithstanding anything in Section 0, above, to the contrary, if a Participant's employment with whichever of Bancorp or the Bank is effected by such Change of Control terminates prior to the Change of Control Date (regardless of whether or not the contemplated Change of Control is subsequently abandoned or does not occur and whether or not a Reset Date is established) and it is reasonably demonstrated that such termination of employment (x) was at the request of the third party who has taken steps reasonably calculated to effect the Change of Control or (y) otherwise arose in connection with or in anticipation of the Change of Control, then, solely with respect to the affected Participant, the Change of Control Date means the date immediately prior to the date of such Participant's Termination of Employment and Section 0 above shall not apply.

"Code" means the Internal Revenue Code of 1986, as amended.

"Designated Agent" means the agent designated by Bancorp from time to time as the person to whom notices and other written communications to Bancorp or the Bank, including, but not limited to, a notice of appeal under Section 0 hereof, shall be delivered. As of the Amendment Date, the Designated Agent is Bancorp's General Counsel.

"Disability" means that the Participant has been unable to perform all of his or her duties as an Employee as the result of incapacity due to physical or mental illness, and that it has been determined that such inability is total and permanent, which determination shall be made by a physician selected by Bancorp or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be unreasonably withheld).

"Effective Date" means November 24, 1998, the date on which this Plan was approved by the Board of Directors of Bancorp.

"Employee" means an individual employed by Bancorp or the Bank. For purposes of this Plan, the Chairman of the Board of Directors and the Vice-Chairman of the Board of Directors of Bancorp shall be deemed to be employed by Bancorp.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fiscal Year" means the fiscal year of Bancorp.

"Incumbent Directors" for Bancorp or the Bank means Directors of Bancorp or the Bank who either (i) are Directors as of the Effective Date, or (ii) are elected, or nominated for election, to the Board of Directors by the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination; provided that, for purposes of clause (ii) of this Section, an individual whose election or nomination is effected in connection with an actual or threatened Proxy Contest relating to the election of Directors shall not be considered an Incumbent Director.

"Involuntary Termination" means any of the following:

a Termination of Employment for Cause or as a result of the Employee's death or Disability;

without the Participant's express written consent, the significant reduction of the Participant's duties or responsibilities relative to the Participant's duties or responsibilities in effect immediately prior to such reduction;

a reduction by more than twenty-five percent (25%) in the aggregate amount of the annual base salary and annual cash bonuses or commissions payable to the Participant for any Fiscal Year relative to his or her annual base salary and annual cash bonuses or commissions for the immediately preceding Fiscal Year, unless the reduction in such bonuses and commissions results primarily from a proportionate reduction in the bonus and/or commission pool available to Employees based on the performance of either or both of Bancorp or the Bank;

a material reduction in the kind or level of employee benefits to which the Participant is entitled with the result that the Participant's overall benefits package is significantly reduced from that to which he or she was entitled immediately prior to such reduction, unless the reduction in the employee benefits results primarily from a proportionate reduction in the employee benefits available to Employees based on the performance of either or both of Bancorp or the Bank;

without the Participant's express written consent, the termination of the Participant's status as a member of the Leadership Council of Bancorp or the Bank;

without the Participant's express written consent, the relocation of the Participant's principal place of employment to a facility or a location more than thirty-five (35) miles from the Participant's then present principal place of employment;

any purported termination of the Participant's employment which is not effected for Cause or as a result of the Participant's death or Disability; or

the failure of Bancorp to obtain the assumption of this Plan by any successor to Bancorp or the Bank which is involved in the Change of Control.

Notwithstanding anything in this Plan to the contrary, the transfer of a Participant's employment from Bancorp or the Bank to any of its Subsidiaries shall not by itself be considered an Involuntary Termination described in clause 0 or clause 0 of this Section.

"Leadership Council" with respect to Bancorp or the Bank means the team of senior employees which is designated from time to time by the Chief Executive Officer of such entity, is a direct report of the CEO and which is generally responsible for the management of all operating and support areas of the Company.

"Non-Control Acquisition" means an acquisition of any voting securities of Bancorp or the Bank by (i) an employee benefit plan (or a trust forming a part thereof) maintained by Bancorp or the Bank, (ii) Bancorp or any of its Subsidiaries, or (iii) any person in connection with a Non-Control Transaction.

Non-Control Transaction.

"Non-Control Transaction" means a merger, consolidation or reorganization of Bancorp or the Bank where:

the shareholders of Bancorp or the Bank, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately after such merger, consolidation or reorganization, in substantially the same proportion as their ownership of the voting securities of Bancorp or the Bank immediately before such merger, consolidation or reorganization, at least fifty-one percent (51%) of the combined voting power of the outstanding voting securities of (i) the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") or (ii) the immediate parent corporation of the Surviving Corporation; and

the individuals who were Incumbent Directors of Bancorp or the Bank at the time of the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds (2/3) of the members of the Board of Directors of (i) the Surviving Corporation or (ii) a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation; and

no person other than (i) Bancorp or the Bank, (ii) any employee benefit plan (or any trust forming a part thereof) maintained by Bancorp or the Bank or the Surviving Corporation or any Subsidiary of Bancorp or the Bank or the Surviving Corporation, or (iii) any person who, immediately prior to such merger, consolidation or reorganization had beneficial ownership of twenty percent (20%) or more of the then outstanding voting securities of Bancorp or the Bank, has beneficial ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's voting securities outstanding immediately after such merger, consolidation or reorganization.

A merger, consolidation or reorganization involving only the Bank and it Subsidiaries shall be considered a "Non-Control Transaction" regardless of the composition of the Board of Directors of Bancorp or the Bank immediately following such transaction.

A sale or transfer of all or substantially all of the assets of Bancorp or the Bank to one or more of its Subsidiaries shall be considered a "Non-Control Transaction" regardless of whether such sale or transfer is as a result of liquidation of such entity or otherwise.

"Notice of Participation" means an individualized written Notice of Participation in this Plan from an authorized Employee of Bancorp. Attached to this Plan is a form of Notice of Participation; provided that Bancorp may change the form of the Notice of Participation at any time and from time to time. For purposes of this Section, authorized Employees of Bancorp shall include, but not be limited to, the Designated Agent and any officer of Bancorp designated by the Board of Directors of Bancorp.

"Participant" means an Employee who meets the eligibility requirements of Section 0 hereof. All references in this Plan to a Participant shall apply equally to and shall include a former Participant whose benefits under this Plan have accrued prior to the termination of the former Participant's employment.

"Person" means any person as that term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act.

"Plan" means this Management Retention Plan.

"Retiree Health Plan" means the Key Employee Retiree Health Plan and the Retiree Health Plan (Non-Key Employee) maintained by Bancorp for the benefit of Bancorp and the Bank and under which Bancorp is obligated to contribute to the payment of the cost of the post-retirement participation by an eligible retired employee and his or her spouse and dependents in the Group Health Insurance Plan, as that term is defined in the Retiree Health Plan.

"Service" means the United States Internal Revenue Service.

"Severance Payment" means the severance compensation and other benefits payable to a Participant under Section 0 hereof.

"Severance Payment Percentage" means, for each Participant, the Severance Payment Percentage determined as follows:

Description of Position	Percentage
Chairman of the Board of Directors of Bancorp or the Bank	200%
Vice Chairman of the Board of Bancorp or the Bank	200%
President and CEO of Bancorp or the Bank	200%
Executive Vice President of Bancorp or the Bank and Leadership Council Member	200%
Executive Vice President of Bancorp or the Bank and Non-Leadership Council Member	150%
Grade 18, 19 or T6 of the Bank	100%

Bancorp shall specify each Participant's Severance Payment Percentage in his or her Notice of Participation; provided that, if there is any discrepancy between the Severance Payment Percentage set forth above and that set forth in the Notice of Participation, the Severance Payment Percentage set forth above shall control. If the Severance Payment Percentage applicable to any Participant changes (whether an increase or decrease) from that specified in the Notice of Participation previously delivered to the Participant as a result of any change in the Participant's employment position, such change (whether an increase or a decrease) shall be effective as of the date of the change in the employment position and Bancorp shall have no obligation to deliver to the Participant any new or amended Notice of Participation.

"Severance Window Period" means the period of thirty-six (36) months immediately following the Change of Control Date.

"Subsidiary" means any corporation or other entity of which a majority of its voting power, voting equity securities or equity interests is owned, directly or indirectly, by Bancorp or the Bank.

Termination of Employment means the termination of a Participant's employment with Bancorp or the Bank, whether such Termination of Employment is as a result of an Involuntary Termination, a voluntary termination by the Participant or otherwise. Notwithstanding anything in this Plan to the contrary, a Termination of Employment shall not be deemed to have occurred solely by reason of the transfer of a Participant's employment from Bancorp or the Bank to a Subsidiary unless, in connection with such transfer of employment, one or more of the events described in Section 0 through 0 above also occurs.

Eligibility and Participation.

Eligibility. Only Employees who are employed in any of the following positions are eligible to participate in this Plan:

Chairman of the Board of Directors of Bancorp;
Vice Chairman of the Board of Directors of Bancorp or the Bank;
President and CEO of Bancorp or the Bank;
Executive Vice President of Bancorp or the Bank and Leadership Council Member;
Executive Vice President of the Bank and Non- Leadership Council Member; and
Any Employees of the Bank who are employed in positions in any of Grades 18, 19 or T6.

All determinations of the eligibility of any Employee to participate in this Plan and whether or not an Employee is performing services in a position described above shall be made by the Board of Directors of Bancorp, which determination shall be final and conclusive for all purposes.

Participation. Notwithstanding anything in this Plan to the contrary, an eligible Employee shall become a Participant in this Plan only at such time as all of the following actions have been taken: (i) the Board of Directors of Bancorp adopts a resolution designating the Employee as a Participant; (ii) Bancorp delivers to the Employee a written Notice of Participation; and (iii) the Employee executes and returns to Bancorp the Notice of Participation. A Participant shall cease to be a Participant in this Plan immediately upon his or her Termination of Employment; provided that, if the Participant is or becomes entitled to any Severance Payment or other payments under this Plan as a result of such Termination of Employment, the Participant shall remain a Participant in this Plan until the full amount of such Severance Payment or other payments has been paid to the Participant.

Right to Benefits. Subject to the terms of this Plan, this Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which the Participant is entitled pursuant to the terms thereof, enforceable by the Participant against Bancorp or the Bank as provided in this Plan; provided that, prior to the occurrence of a Change of Control Date, no Participant or class of Participants shall have any right to receive the payment of any benefits under or by reason of this Plan.

Termination of Eligibility. Prior to the occurrence of a Change of Control Date, a Participant's participation in this Plan and right to receive any Severance Payment or other benefit under this Plan as a result of the occurrence of a Change of Control Date automatically shall terminate on the date on which the Participant ceases to be employed in an eligible position described in Section 0 above, regardless of whether the change in position resulted from a change in the Participant's employment position, the amendment of this Plan to change the eligible employment positions, a Termination of Employment or otherwise.

Severance Benefits.

Right To Severance Benefits.

Termination Following a Change of Control. If a Participant's Termination of Employment with Bancorp or the Bank occurs at any time within the Severance Window Period, then, subject to Section 0 hereof, the Participant shall be entitled to receive the following severance benefits.

Involuntary Termination Following A Change Of Control. If the Termination of Employment is as a result of an Involuntary Termination other than for Cause or the Participant's death or Disability, then the Participant shall be entitled to receive a Severance Payment equal to the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Average Annual Compensation.

30-Day Window. If the Termination of Employment is as a result of Participant's voluntary termination of his or her employment at any time during the thirty (30) day period beginning on the first (1st) anniversary of the Change of Control Date and such voluntary termination does not breach or conflict with any of the Participant's obligations under a written employment agreement between the Participant and Bancorp or the Bank, as appropriate, or its successor, then the Participant shall be entitled to receive a Severance Payment equal to the product obtained by multiplying the Participant's Severance Payment Percentage times the Participant's Average Annual Compensation.

Voluntary Resignation; Termination For Cause. If the Termination of Employment is (i) by reason of the Participant's voluntary resignation other than during the period described in paragraph B, above, and such Termination of Employment is not an Involuntary Termination, or (ii) for Cause, then (x) the Participant shall not be entitled to receive any benefits under this Plan and (y) the Participant shall be entitled to receive only such severance or other benefits (if any) as may then be provided under Bancorp's or the Bank's, as appropriate, then existing severance and benefits plans and policies other than under this Plan.

Disability; Death. If the Termination of Employment is as a result of the Participant's Disability or death, then (i) the Participant shall not be entitled to receive any benefits under this Plan and (ii) the Participant shall be entitled to receive only such severance or other benefits (if any) as may then be provided under Bancorp's or the Bank's, as appropriate, then existing severance and benefits plans and policies other than this Plan.

Continuation of Employee Benefits.

COBRA Benefits. If (i) the Participant's employment is terminated at any time during the Severance Window Period and the Participant is entitled to receive a Severance Payment by reason of such Termination of Employment, (ii) the Participant is not eligible to participate in any Retiree Health Plan, and (iii) the Participant timely exercises his or her rights under Title X of the Consolidated Budget Reconciliation Act of 1985 (COBRA") to continue to participate in Bancorp's or the Bank's, as appropriate, group health and dental plans after such Termination of Employment, then Bancorp or the

Bank, as appropriate, shall pay all premiums and costs associated with the participation by the Participant and his or her spouse and dependents in such health and dental plans for the period beginning as of the date of the Termination of Employment and ending on the earlier of (x) the date that the Participant and his or her spouse and dependents become covered under another employer's health and/or dental insurance plans and (y) the last day of the period during which the Participant and/or his or her spouse and dependents are eligible to participate in Bancorp's or the Bank's, as appropriate, health and dental plans under COBRA.

Retiree Health Plan Benefits. If the Participant is eligible to participate in any Retiree Health Plan, the Company shall have no obligation to make any payment to or on behalf of the Participant or any of his or her spouse and dependents under this Section with respect to their participation in such Retiree Health Plan.

Termination Apart From Change Of Control. In the event that a Participant's employment is terminated for any reason, either prior to the occurrence of a Change of Control Date or after the expiration of the Severance Window Period following a Change of Control Date, then (i) the Participant shall not be entitled to receive any benefits under this Plan by reason of the occurrence of such Change of Control Date and (ii) the Participant shall be entitled to receive only such severance benefits as may then be provided under the then existing severance and benefit plans and policies, other than this Plan, of Bancorp or the Bank, as appropriate.

Limitation on Benefits. By executing and returning to Bancorp a Notice of Participation, a Participant shall be deemed to acknowledge that the benefits, if any, payable to the Participant under this Plan as a result of an Involuntary Termination following a Change of Control are the only compensation to which the Participant is entitled as a result of such Involuntary Termination and that the Participant shall have no right to bring or maintain, and shall not bring or maintain, any suit, action or other proceeding seeking compensation or damages based on any alleged wrongful termination of his or her employment with Bancorp or the Bank, as appropriate.

Payment Of Severance Payment. Any Severance Payment which a Participant is entitled to receive under this Plan shall be paid by Bancorp or the Bank, as appropriate, of as of the date of the Termination of Employment.

Timing Of Severance Payment. Any Severance Payment which a Participant is entitled to receive under this Plan shall be paid by Bancorp or the Bank, as appropriate, in a lump sum by the later of (i), if no Dispute is made with respect to the Determination, as those terms are used in Section 0 hereof, fifteen (15) business days after the date of the delivery of the Determination, and (ii), if a Dispute is made with respect to the Determination, fifteen (15) business days after the date of the resolution of such Dispute.

Retiree Health Plan. The rights and benefits of a Participant under this Plan are in addition to and not in lieu of any rights of the Participant under any Retiree Health Plan. Nothing in this Plan shall limit the rights of any Participant under any Retiree Health Plan and nothing in any Retiree Health Plan shall limit the rights of any Participant under this Plan.

Excise Tax and Non-Deductibility Limitations.

Gross-Up Payment. If it is determined that the payments and benefits payable to any Participant under this Plan, when aggregated with any other payments or benefits received or to be received by a Participant by reason of the occurrence of the Change of Control (collectively, the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then such Participant shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place such Participant in the same after-tax economic position that such employee would have enjoyed if the Excise Tax had not applied to the Payments. The amount of the Gross-Up Payment shall be determined by the Accountants. No Gross-Up Payments shall be payable to a Participant hereunder if the Accountants determine that the Payments to such Participant are not subject to an Excise Tax.

Determination.

Initial Determination. An initial determination as to whether any Payments would be subject to the Excise Tax shall be made at Bancorp's expense by an accounting firm selected by Bancorp (which firm may be Bancorp's regular outside auditors) (the "Accountants"). The Accountants shall provide their determination (the "Determination"), together with supporting calculations and documentation, to Bancorp, the Bank and the Participant within thirty (30) days after the date of the Participant's Termination of Employment. For purposes of making the calculations required by this Section 0, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Bancorp, the Bank and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 0. Bancorp shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 0. If the Accountants determine that no Excise Tax is payable by a Participant, Bancorp shall cause the Accountants to provide such Participant an opinion that the Accountants have substantial authority under the Code not to report an Excise Tax on the Participant's federal income tax return.

Dispute. The Participant and Bancorp or the Bank, as appropriate, shall have the right to dispute the Determination (the "Dispute"). The Participant, Bancorp or the Bank shall initiate the Dispute, if at all, by delivering to Bancorp written notice of the Dispute within ten (10) days after the delivery of the Determination by the Accountants. If a written notice of Dispute is not delivered to Bancorp within such 10-day period, it shall be conclusively presumed that there is no Dispute and the Determination shall be binding, final and conclusive upon all of the Participant, Bancorp and the Bank. If Bancorp or the Bank initiate the Dispute, they shall promptly deliver to the Participant a copy of the written notice delivered to Bancorp; provided that they shall have no obligation to deliver such notice to Participant within any particular time period. Bancorp shall pay the reasonable attorney fees, costs and expenses incurred in good faith by the Participant in connection with the resolution of any Dispute, regardless of the outcome of the Dispute.

Reporting. Bancorp, the Bank and the Participant each shall report the Severance Payment and other Payments received, or to be received, by the Participant as a result of the occurrence of a Change of Control in accordance with the Determination, as finally adjusted as a result of any Dispute.

Payment of Gross-Up. Bancorp or the Bank, as appropriate, shall pay the Gross-Up Payment to the Participant within fifteen (15) days after the date on which the Accountants deliver written notice of the Determination under Section 0 above. If it is subsequently determined, whether by reason of a Dispute, an audit by the Service, or otherwise, that the Gross-Up Payment initially paid by Bancorp or the Bank is incorrect, then, subject to the provisions of Section 0 below, within fifteen (15) days after the date of such subsequent determination, either (i) Bancorp or the Bank, as appropriate, shall pay to Participant any additional Gross-Up Payment determined to be payable or (ii) the Participant shall pay to Bancorp or the Bank, as appropriate, the excess amount of the Gross-Up Payment previously paid by Bancorp or the Bank.

Procedures. Each Participant shall notify Bancorp in writing of any claim by the Service that, if successful, would require the payment by Bancorp or the Bank of a Gross-Up Payment or an additional Gross-Up Payment to such Participant. Such notice shall be given as soon as practicable after the Participant knows of such claim and shall apprise Bancorp of the nature of the claim and the date on which the claim is requested to be paid. A Participant shall not pay the claim until the expiration of thirty (30) days following the date on which the Participant notifies Bancorp of the claim or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If Bancorp or the Bank notifies the Participant in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Participant shall: (i) give Bancorp or the Bank, as appropriate, any information reasonably requested by Bancorp or the Bank relating to the claim; (ii) take such action in connection with the claim as Bancorp or the Bank reasonably requests, including, without limitation, accepting legal representation with respect to such claim by counsel selected by Bancorp or the Bank and reasonably acceptable to the Participant; (iii) cooperate with Bancorp or the Bank in good faith in contesting the claim; and (iv) permit Bancorp or the Bank to participate in any proceedings relating to the claim. A Participant shall permit Bancorp or the Bank to control all proceedings related to the claim and to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by Bancorp or the Bank, a Participant shall agree either to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as Bancorp or the Bank shall determine; provided that, if Bancorp or the Bank directs the Participant to pay such claim and pursue a refund, Bancorp or the Bank shall advance the amount of such payment to the Participant on an after-tax and interest-free basis (the "Advance"). The control of the contest related to the claim by Bancorp or the Bank shall be limited to the issues related to the Gross-Up Payment and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Service or other taxing authority. If neither Bancorp nor the Bank notifies the Participant in writing prior to the end of the Notice Period of its desire to contest the claim, Bancorp or the Bank, as appropriate, shall pay to the Participant an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and the Participant shall be required to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law. Bancorp or the Bank, as appropriate, shall pay any additional Gross-Up Payment to the Participant within thirty (30) days after the later of (i) the expiration of the Notice Period and (ii) the final determination in any contest initiated by Bancorp, the Bank or the Participant with respect to the claim.

Repayments. If, after receipt by a Participant of any Gross-Up Payment, any additional Gross-Up Payment, or any Advance, the Participant becomes entitled to a refund with respect to such payments or any claim to which any such payments relate, the Participant shall pay Bancorp or the Bank, as appropriate, the amount of the refund (together with any interest paid or credited thereon). The Participant shall pay any amount payable to Bancorp or the Bank under this Section within thirty (30) days after the determination of the amount of the refund payable to the Participant. If, after receipt by Participant of an Advance, a determination is made that the Participant shall not be entitled to any refund with respect to the claim and neither Bancorp nor the Bank promptly notifies the Participant of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Participant and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to the Participant.

Further Assurances. Bancorp or the Bank, as appropriate, shall indemnify and hold harmless each Participant, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by the Participant with respect to the exercise by Bancorp or the Bank of any of its rights under Section 0, including, without limitation, any Losses related to Bancorp's or the Bank's decision to contest a claim or any imputed income to the Participant resulting from any Advance or action taken on the Participant's behalf by Bancorp or the Bank hereunder. Bancorp or the Bank, as appropriate, shall pay all legal fees and expenses incurred in connection with the contest of any claim under Section 0, and shall promptly reimburse each Participant for the reasonable expenses incurred by the Participant in connection with any actions taken by Bancorp or the Bank or required to be taken by the Participant in connection with such contest.

Employment Status; Withholding.

Employment Status. This Plan does not constitute a contract of employment or impose on (i) Bancorp or the Bank any obligation to (x) retain the Participant as an Employee, (y) change, or refrain from changing, the status of the Participant's employment, or (z) change, or refrain from changing, Bancorp's or the Bank's policies regarding termination of employment, or (ii) the Participant any obligation to continue his or her employment with Bancorp or the Bank for any time or any particular period of time. Subject to the provisions of any written employment agreement between Bancorp or the Bank and the Participant, the Participant's employment is and shall continue to be at-will, as defined under applicable law. Except as specifically provided in the last sentence of Section 0 hereof, if the Participant's employment with Bancorp or the Bank terminates for any reason at any time other than during the Severance Window Period, including (without limitation) any termination prior to a Change of Control Date, the Participant shall not be entitled to any payments, benefits, damages, awards or other compensation under this Plan, and shall be entitled only to such payments, benefits, damages, awards and other compensation as shall be available in accordance with Bancorp's or the Bank's established employee plans and practices or other agreements with Bancorp or the Bank at the time of termination.

Transfer of Employment. Notwithstanding anything in this Plan to the contrary, the reassignment of a Participant's employment from Bancorp or the Bank to any Subsidiary, shall not, by itself, be considered a Termination of Employment.

Taxation of Plan Payments. All amounts paid by Bancorp or the Bank to a Participant pursuant to this Plan shall be subject to all applicable federal, state and local payroll and withholding taxes, including, but not limited to, any withholding obligations with respect to the Section 4999 excise tax.

Successors.

Company's Successors. Bancorp shall require any successor to Bancorp or the Bank (whether directly or indirectly and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of Bancorp's or the Bank's business and/or assets to assume this Plan and expressly agree to perform all of the obligations of Bancorp and the Bank under this Plan. For all purposes under this Plan, references to Bancorp or the Bank shall include any successor to Bancorp or the Bank and its business and/or assets, as appropriate. Any corporation, partnership, limited liability company or other person or entity which is the successor of Bancorp or the Bank (whether directly or indirectly and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or successor to all or substantially all of the business and/or assets of Bancorp or the Bank (including, but not limited to, the stock of any subsidiary of Bancorp) shall be deemed to have assumed all of Bancorp's or the Bank's, as appropriate, obligations under this Plan regardless of whether or not such successor specifically acknowledges in writing that it is assuming all of such obligations under this Plan.

Failure to Obtain Assumption. The failure of Bancorp to obtain the assumption of this Plan by Bancorp's or the Bank's successor prior to the effectiveness of any such succession will be deemed to be the Involuntary Termination of the Participants in this Plan. The Involuntary Termination of each effected Participant shall be effective as of the day before the effective date of such succession and will entitle each effected Participant to receive the same Severance Payment and other benefits under this Plan that such Participant would have been entitled to receive had such Participant's employment been terminated in an Involuntary Termination after the effective date of such succession and after the occurrence of a Change of Control.

Successor Fund. Notwithstanding anything in this Plan to the contrary, if a transaction occurs in which any person or entity would be deemed to be a successor to Bancorp or the Bank and the successor does not specifically assume all of Bancorp's or the Bank's obligations under this Plan as contemplated in Section 0 above, Bancorp (i) shall retain or shall cause to be set aside from either Bancorp's or the

Bank's assets or the consideration payable to Bancorp or the Bank in such transaction an amount sufficient to pay, based on the compensation levels of the Participants who are Employees of Bancorp and the Bank as of the date immediately preceding the close of such transaction, all of the Severance Payments and other benefits that are then payable and within two (2) years from the closing date may be payable under this Plan to such Participants and (ii) promptly after the close of such transaction shall use such assets and/or consideration to pay the Severance Payments and other benefits payable to such Participants under this Plan.

Participant's Successors. All rights of each Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

Term and Termination.

Term. The term of this Plan shall begin as of the Effective Date, and, unless terminated sooner, shall continue to and including the earliest of the dates determined under this Section, whichever is applicable:

if a Change of Control has not occurred prior to the occurrence of the earlier of the dates described in this clause 0, the earlier of (i) December 31, 2007 and (ii) the effective date of the termination of this Plan by the Board of Directors of Bancorp pursuant to Section 0 hereof;

if a Change of Control has occurred prior to the occurrence of the earlier of the dates described in this clause 0, the earlier of (i) the date on which Bancorp or the Bank have paid and satisfied all of their obligations under this Plan and (ii) three (3) years after the Change of Control Date with respect to any Change of Control; and

if, prior to the occurrence of the earlier of the dates described in this clause 0, a transaction shall have occurred by reason of which another person or entity is deemed under Section 0 above to be the successor to Bancorp or the Bank and the successor person or entity has not assumed and agreed in writing to perform all of the obligations of Bancorp or the Bank, as appropriate, under this Plan, the earlier of (i) the date on which Bancorp and the Bank have paid and satisfied all of their obligations under this Plan and (ii) three (3) years after the effective date of such succession transaction.

A termination of this Plan pursuant to this Section shall be effective for all purposes, except that such termination shall not affect or limit the obligation of Bancorp or the Bank, as appropriate, to pay and/or make provision for the payment of the Severance Payment and other benefits earned by or payable to a Participant prior to the termination of this Plan.

Termination.

Prior to Change of Control. Prior to the occurrence of a Change of Control Date or the effective date (the "Succession Date") of a transaction by reason of which another person or entity is deemed under Section 0 above to be Bancorp's or the Bank's, successor, the Board of Directors of Bancorp shall have authority to terminate this Plan with respect to any or all of Bancorp and the Bank by resolution adopted by three-fourths (3/4ths) of the Incumbent Directors.

After Change of Control. On and after any Change of Control Date or Succession Date, this Plan may not be terminated by the Board of Directors of Bancorp with respect to whichever of Bancorp or the Bank the Change of Control Date or Succession Date occurred, prior to the satisfaction by Bancorp and the Bank of all of its obligations to the Participants under this Plan arising from or relating to the occurrence of such Change of Control Date or Succession Date. For the purposes of this Section, no Change of Control Date shall be deemed to have occurred if (i) the Contemplated Change of Control is abandoned or does not occur, (ii) the Board of Directors of Bancorp or the Bank, as appropriate, adopts a resolution described in Section 0 hereof, which establishes a Reset Date, and (iii) the

Contemplated Change of Control does not subsequently occur within three (3) months of the Reset Date.

Amendment.

Prior to Change of Control. Prior to the occurrence of a Change of Control Date or a Succession Date, the Board of Directors of Bancorp shall have authority to amend this Plan in any respect by resolution adopted by three-fourths (3/4ths) of the Incumbent Directors. The types of amendments of this Plan which the Board of Directors may adopt under the preceding sentence include, but are not limited to, (i) the removal or addition of any Participants or class of Participants entitled to benefits under this Plan, (ii) the removal or addition of any Employees or class of Employees eligible to participate in this Plan, (iii) the increase or decrease of the Severance Payment Percentage for any Participants or class of Participants and (d) the extension or reduction of the length of the Severance Window Period.

After Change of Control. On and after any Change of Control Date or Succession Date, this Plan may not be amended by the Board of Directors of Bancorp prior to the satisfaction by whichever of Bancorp or the Bank the Change of Control Date or Succession Date occurred, of all of their obligations to the Participants under this Plan arising from or relating to the occurrence of such Change of Control Date or Succession Date; provided that, not withstanding the foregoing after such Change of Control Date or Succession Date, the Board of Directors of Bancorp may amend this Plan to effect administrative changes that do not reduce the amount of any Severance Payments or other benefits payable to any Participant as a result of the occurrence of such Change of Control Date or Succession Date. For purposes of this Section, no Change of Control Date with respect to Bancorp or the Bank shall be deemed to have occurred if (i) the Contemplated Change of Control, as that term is defined in Section 0 hereof, is abandoned or does not occur, (ii) the Board of Directors of Bancorp or the Bank adopts a resolution described in Section 0 hereof, which establishes a Reset Date, and (iii) the Contemplated Change of Control does not subsequently occur within three (3) months of the Reset Date.

Plan Administration.

Appeal Procedure. A Participant who disagrees with the Severance Payment or other benefits payable to the Participant under this Plan may file a written appeal with the Designated Agent. Any claim relating to this Plan shall be subject to the appeal process set forth in this Section.

Notice of Appeal. The Participant must file, if at all, a written notice of appeal within the following periods: (a), if the appeal relates to the Severance Payment, within sixty (60) days of the date of the Participant's Termination of Employment; and (b), if the appeal relates to any other payment or benefit under this Plan, within sixty (60) days after the earlier of the date of the determination of the amount of such benefit or the payment of such benefit to the Participant.. The appeal must state the reasons why the Participant believes that he or she is entitled to a different or additional Severance Payment and/or other benefits under this Plan. The Designated Agent shall review the claim. If the claim is wholly or partially denied, the Designated Agent shall provide the Participant and Bancorp or the Bank, as appropriate, a written notice of the denial, specifying the reasons the claim was denied. The Designated Agent shall deliver to the Participant and Bancorp or the Bank, as appropriate, written notice of the Designated Agent's determination with respect to the appeal within ninety (90) days after the delivery of the notice of appeal.

Further Appeal on Denial of Claim. If the claim is denied, in whole or in part, the Participant may request a review of the denial at any time within ninety (90) days following the date the Participant received written notice of the denial of his or her claim. If the claim is accepted, in whole or in part, neither Bancorp nor the Bank shall have any right to request a review of the acceptance.

Information to Participant. The Designated Agent shall afford the Participant a full and fair review of the decision denying the claim and, if requested by the Participant, shall:

Permit the Participant Bancorp and the Bank to review any documents that are pertinent to the claim;

Permit the Participant Bancorp and the Bank to submit to the Designated Agent issues and comments in writing; and

The decision on review by the Designated Agent shall be in writing and shall be issued within sixty (60) days following receipt of the request for review of the decision.

The decision on review shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision of the Designated Agent is based.

Sole Remedy. If the appeal of a Participant is denied, or if the outcome of said appeal is unsatisfactory to the Participant, the Participant's sole remedy shall be to commence an arbitration proceeding in accordance with the provisions of Section 0, below.

Arbitration. Any dispute or controversy arising under or in connection with this Plan shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect, conducted before a panel of three (3) arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of the Participant's principal place of employment. Both Bancorp and the Bank shall be joined as parties to any arbitration. This agreement to arbitrate shall be specifically enforceable. At the time of the commencement of any arbitration, the parties to the arbitration shall use their best efforts to establish reasonable discovery and other procedures for the conduct of such arbitration. In consideration for the Participant's waiver of his or her right to litigate any such dispute or controversy in a court of law, and notwithstanding any contrary provisions of California law regarding allocation of attorney fees, costs and expenses in arbitration proceedings, Bancorp agrees to pay, on a monthly basis, the reasonable attorney fees, costs and expenses (with such reasonableness determined by the arbitrator) incurred in good faith by the Participant in connection with any such arbitration regardless of the outcome of the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction. If the Participant is the prevailing party or recovers any damages in such arbitration, he or she shall be entitled to receive, in addition thereto, pre-judgment and post-judgment interest. Punitive damages shall not be awarded. The arbitration proceedings shall be conducted in confidence and each party to the arbitration shall agree not to disclose the existence or results of the proceeding or any other matter relating to the proceeding except to the limited extent necessary to judicially enforce any award.

Action by Representative. For purposes of the appeal and arbitration procedures set forth in this Section, any action required or authorized to be taken by the Participant may be taken by a representative authorized in writing by the Participant to represent him or her.

Rules for Determining Annual Compensation. The following provisions shall apply to the determination of a Participant's annual cash salary and cash bonuses and commissions and Average Annual Compensation.

Cash Bonuses. The amount of the cash bonuses payable by Bancorp or the Bank with respect to any Fiscal Year is determined after the close of such Fiscal Year and normally is paid during the first quarter of the following Fiscal Year. The amount of the cash bonuses payable to any Participant with respect to any Fiscal Year shall be the amount, if any, determined after the close of such Fiscal Year and which is paid during the following Fiscal Year.

Cash Commissions. If the amount of any cash commissions payable by Bancorp or the Bank with respect to any Fiscal Year is determined and paid after the close of such Fiscal Year, the amount of the cash commissions payable to any Participant with respect to any Fiscal Year shall be the amount, if any, determined after the close of such Fiscal Year and which is paid during the following Fiscal Year.

No Fringe Benefits. A Participant's annual cash salary and cash bonuses and commissions for any Fiscal Year shall not include any income or benefit realized by the Participant with respect to any fringe benefits provided by Bancorp or the Bank, including, without limitation, contributions to Bancorp's I & I Plan or Employee Stock Ownership Plan, any matching contributions to any 401(k) plan, any contributions or accruals to the Retiree Health Plans, and any premiums on life, disability or medical insurance. For purposes of this Section, the eligibility for or payment of cash bonuses and commissions shall not to be considered a fringe benefit.

No Stock Options. A Participant's annual cash salary and cash bonuses and commissions for any Fiscal Year shall not include any income or gain realized by the Participant with respect to any stock options or other securities or rights granted to the Participant by Bancorp or the Bank under any stock option plan or other incentive plan in effect at any time.

Notices.

General. All notices and other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to Bancorp or the Bank in writing for purposes of his or her employment. In the case of Bancorp or the Bank, mailed notices shall be addressed to Bancorp's corporate headquarters, and all notices shall be directed to the attention of the Designated Agent.

Notice of Termination of Employment. If a Participant's employment is terminated at any time during the Severance Window Period following a Change of Control Date, Bancorp shall deliver to the Participant written notice stating whether or not such termination is an Involuntary Termination for purposes of this Plan. Notwithstanding anything to the contrary in this Plan, any Notice of Participation, or any employment agreement between the Participant and Bancorp or the Bank, the delay or failure of Bancorp to deliver any notice under this Section shall neither (i) limit the right of Bancorp or the Bank to terminate the Participant's employment or (ii) be considered the breach by Bancorp or the Bank of any of its obligations under this Plan. Notwithstanding anything in this Plan or any notice delivered to the Participant under this Plan, if the Participant is an employee of the Bank, neither Bancorp's or the Designated Agent's delivery of any notice to the Participant nor the taking of any other action, by either of them under this Plan shall constitute or cause Bancorp to be participating in or liable for any action taken by the Bank with respect to the Participant's employment.

Notice by the Participant of Involuntary Termination. In the event that the Participant determines that an Involuntary Termination has occurred at any time during a Severance Window Period following a Change of Control, the Participant shall deliver to Bancorp (within ninety (90) days after the date on which such Involuntary Termination occurred) written notice that such Involuntary Termination has occurred. Such notice shall identify the specific provision or provisions in this Plan upon which the Participant relied to make such determination and shall set forth the facts and circumstances claimed to provide a basis for such determination. The failure by the Participant to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

Miscellaneous Provisions.

Determination of Voting Power. For purposes of determining the ownership of voting power "immediately after" any event or as of any date, (i) the determination shall be made (x), if the determination is made in connection with the occurrence of any event, as of the close of business on the first calendar day after the closing of the event and (y), if the determination is made as of a date other than in connection with the occurrence of an event, as of the close of business on the applicable date, and (ii) the determination shall consider the effect of the issuance of all securities to be issued upon the closing of the event and all transactions related to the occurrence of such event.

No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Tax Withholding. All payments made pursuant to this Plan will be subject to the income, employment and excise tax withholding obligations of all applicable federal, state and local laws.

Assignment.

No Assignment by Participant. A Participant may not assign any or all of his or her rights or benefits under this Plan. The rights of any Participant to receive any Severance Payment or other benefits under this Plan shall not be made subject to any option or assignment, whether voluntarily, involuntarily, by operation of law or otherwise, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process. Any purported assignment or option with respect to any rights or benefits of any Participant or the payment of any Severance Payment or other benefit in violation of this Section shall be void.

Assignment by Bancorp. Bancorp or the Bank may assign any or all of its rights and may delegate all or any portion of its obligations under this Plan to any affiliate of Bancorp or the Bank; provided that no such assignment shall be made (i) if the net worth of the assignee is less than the net worth of Bancorp or the Bank, as appropriate, at the time of assignment and (ii) unless Bancorp or the Bank, as appropriate, guarantees the assignee's timely performance of all obligations and payment of all Severance Payments and other benefits then or thereafter payable under this Plan. Notwithstanding anything in this Plan to the contrary, without the effected Participant(s)'s prior written consent, which consent may be withheld for any reason, after the occurrence of a Change of Control Date or a Succession Date neither Bancorp nor the Bank may assign all or any portion of its obligations under this Plan.

Limitation. All Severance Payments and other benefits and payments payable to a Participant this Plan shall be paid by and be the obligation of whichever of Bancorp or the Bank is or was the employer of the Participant at the time of the Termination of Employment. In no event shall whichever of Bancorp or the Bank is not the employer of the Participant at the time of the Termination of Employment have any obligation to pay any Severance Payment or other benefit or payment payable to the Participant under this Plan and which is not paid by whichever of Bancorp or the Bank was the employer of the Participant at the time of the Termination of Employment.

ERISA Required Information.

Plan Sponsor. The sponsor and administrator of this Plan is:

Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 93101
Attn: William S. Thomas, Jr., President & CEO
(805) 564-6216

Designated Agent. Designated Agent for service of process:

General Counsel
Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 93101
(805) 564-6310

Bancorp may change the name and position of the Designated Agent at any time and from time to time; provided that no such change shall be effective with respect to any particular Participant until Bancorp has delivered notice of such change to such Participant.

Plan Records. Plan records are kept on a Fiscal Year basis.

Plan Funding. This Plan, and the payment of any Severance Payments and other benefits under this Plan, shall be funded from general assets of whichever of Bancorp or the Bank is obligated to make the payment. Except as otherwise specifically provided in this Plan, neither Bancorp nor the Bank shall not have any obligation to set aside, segregate or place in any escrow or any other fund, any assets for purposes of providing any Severance Payments or other benefits that here or hereafter might be payable to any Participant under this Plan.

PACIFIC CAPITAL BANCORP
MANAGEMENT RETENTION PLAN

NOTICE OF PARTICIPATION

TO:

DATE:

Designation. The Board of Directors of Pacific Capital Bancorp ("Bancorp") has designated you as a Participant in the Pacific Capital Bancorp Management Retention Plan (the "Plan"), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. Your Severance Payment Percentage is as follows:

SEVERANCE PAYMENT PERCENTAGE =                              %

The undersigned acknowledges that (i his or her Severance Payment Percentage set forth above may change as a result of a change in the undersigned's employment position or the employment positions eligible to participate in the Plan and (ii) any such change shall be effective regardless of whether or not the Board of Directors of Bancorp notifies the undersigned of such change.

Continuation. Prior to the occurrence of a Change of Control Date, your participation in the Plan automatically shall terminate on the date on which you cease to be employed in an eligible position described in Section 0 of the Plan.

Return of Notice. If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:

Assistant Corporate Secretary
Pacific Capital Bancorp
1021 Anacapa Street
Santa Barbara, California 93101
(805) 564-6298

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan.

Waiver of Employment Claims. By executing and returning this Notice of Participation, you agree that the benefits, if any, payable to you under this Plan as a result of an Involuntary Termination of your employment with Bancorp or any of its Subsidiaries following a Change of Control are the only compensation to which you are entitled as a result of such Involuntary Termination and that you will not bring or maintain any suit, action or other proceeding seeking compensation or damages and alleging the wrongful termination of your employment, any discriminatory employment practices or other claim based on improper employment practices by Bancorp or any of its Subsidiaries.

Designation of Beneficiary. The undersigned hereby directs that, if the undersigned should die prior to the payment to the undersigned of any Severance Payment payable to the undersigned under this Plan, such Severance Payment shall be paid to the following person and that each of Bancorp and the Bank may rely on this designation for all purposes and shall have no obligation to independently determine the propriety of this designation.

Beneficiary:

Relationship to Participant:

Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

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  Exhibit 10.1.1
PACIFIC CAPITAL BANCORP MANAGEMENT RETENTION PLAN as amended effective February 27, 2003